Exhibit 99.2

CONTACTS:

John G. Sylvia, Chief Financial Officer
Dale R. Schuster, Vice President
California Energy Company, Inc.
(402) 330-8900
or
Mark H. Harnett
James S. Protos
MacKenzie Partners, Inc.
(212) 929-5500

FOR IMMEDIATE RELEASE:

               CALIFORNIA ENERGY COMPLETED MERGER WITH MAGMA AND
                    CLOSES PUBLIC OFFERING OF COMMON STOCK

OMAHA, NE, February 24, 1995 -- California Energy Company, Inc. (the "Company") (NYSE, PSE, LSE: CE) announced today that it has completed its merger with Magma Power Company ("Magma"). The Company also announced it has successfully consummated the offering of 16,670,000 shares of its Common Stock, at $17.00 per share, which amount includes a direct sale by the Company to Peter Kiewit Sons', Inc. ("PKS") of 1.5 million shares.

The Company will use the net proceeds from the public offering and the direct sale to PKS, together with borrowings under bank credit facilities and general corporate funds of the Company, to purchase the remaining approximately 49% of the outstanding common stock formerly representing shares of Magma at a price of approximately $38.48 per share in cash. On January 10, 1995, the Company acquired approximately 51% of the outstanding shares of Common Stock of Magma through a cash tender offer.

David L. Sokol, the Company's Chairman and Chief Executive Officer, stated:

     "We are very pleased to announce the completion of this strategic acquisition which creates the world's largest independent geothermal power company. With the closure of this common equity offering, we have positioned the combined companies to aggressively pursue our international project opportunities in Indonesia, the Philippines and elsewhere."

California Energy Company, Inc. is a leading international developer, owner and operator of geothermal and other environmentally responsible power generation facilities. Its thirteen existing facilities currently produce 553 MW of power, with an additional 500 MW of power under construction and approximately 1,500 MW currently under award or contract.

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